UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 6, 2013

INTERCORE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54012	27-2506234
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1615 South Congress Avenue - Suite 103

Delray Beach, FL 33445

(Address of principal executive offices) (zip code)

(561) 900-3709

(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

On August 6, 2013, our Board of Directors approved the creation of “Series D Preferred Stock” to enable us to raise up to $5,000,000 through the sale of the Series D Preferred Stock. Our Series D Preferred Stock originally had the following rights and preferences: (i) For each $200,000 invested in 20,000 shares of Series D Preferred Stock at $10 per share, the holders of such shares were entitled to royalty payments equal to: a) one percent of our gross revenue until $1,000,000 had been paid to such holders; and b) one half of one percent of our gross revenue until an additional $1,000,000 had been paid to such holders. Such payments were due on a quarterly basis and once payments totaling $2,000,000 had been made to such holders, those shares would cease earning royalty payments and be returned to us for no additional consideration; (ii) no dividend rights; (iii) no liquidation rights other than what was owed in connection with the terms described in (i) above; (iv) no conversion rights; (v) no redemption rights; (vi) no call rights by us; and (vii) no voting rights.

On January 30, 2015, our Board of Directors and the holders of our Series D Preferred Stock agreed to amend the rights and preferences of our Series D Preferred Stock to reclassify the payments made to such holders from a “royalty payment” to a “dividend payment”; all other terms of the Series D Preferred Stock as described were unchanged. In connection with this change we intend to file an amended and restated Certificate of Designation for the Series D Preferred Stock.

On various dates from August 6, 2013 to January 31, 2015, we issued 413,700 shares of our Series D Preferred Stock to twenty-three investors in exchange for $4,137,000, with us receiving net proceeds of $3,932,650. For his work in researching, strategizing, and preparing the Series D Preferred Stock program, and introducing parties that became purchasers of the Series D Preferred Stock, Mr. Frederick Voight, our Vice President of Investments and a member of our Board of Directors, earned a fee of $204,350 of which $70,100 was paid to Mr. Voight in the form of warrants expiring on December 22, 2018 entitling Mr. Voight to purchase up to 430,286 shares of our common stock at a price of $2.00 per share, which shares would be restricted at the time of purchase in accordance with Rule 144.

SECTION 3 – SECURITIES AND TRADING MARKETS

Item 3.02 Unregistered Sales of Equity Securities

As noted in Item 1.01 above, on various dates from August 6, 2013 to January 31, 2015 we issued 413,700 shares of our Series D Preferred Stock to twenty-three investors in exchange for $4,137,000, with us receiving net proceeds of $3,932,650. To the extent our Series D Preferred Stock would be considered a “security” due to the change from a royalty payment to a dividend, the issuances are exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, since the investors represented to us in their purchase agreements that they are either accredited or sophisticated investors and are familiar with our operations.

As noted in Item 1.01 above, in connection with the sales of our Series D Preferred Stock, we issued warrants to purchase 430,286 shares of our common stock at $2.00 per share, which shares would be restricted at the time of purchase in accordance with Rule 144, to Mr. Voight, our Vice President of Investments and a member of our Board of Directors. The warrants expire on December 22, 2018. The issuance of the warrants is exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933 since Mr. Voight is an officer and director of the company, an accredited investor, and familiar with our operations.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 4, 2015	InterCore, Inc.
a Delaware corporation
/s/ James F. Groelinger

By: James F. Groelinger
Its: Chief Executive Officer